NORTHERN LIGHTS FUND TRUST IV

July 26, 2024

State Street Bank and Trust Company

1 Iron Street

CCB3E Mailstop 352

Boston MA 02110

Attention: Patrick Arthur, Vice President

With a copy to:

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Attention: Legal Division

Re: Northern Lights Fund Trust IV (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as FM Cash Flow Equity ETF (the “Portfolio”).

In accordance with Section 29.13, the Additional Clients provision, of the Custody Agreement dated as of October 20, 2021, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each entity thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

Northern Lights Fund Trust IV on behalf of:

FM Cash flow Equity ETF

By: /s/ Wendy Wang

Name: Wendy Wang

Title: President , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Scott Shirrell

Name: Scott Shirrell

Title: Managing Director                          , Duly Authorized

Effective Date: August 12, 2024

EXHIBIT A

Appendix A

As Amended July 26, 2024

CLIENTS

Trust Name

Northern Lights Fund Trust IV

Fund

FM Focus Equity ETF (f/k/a FMC Excelsior Focus Equity ETF) (ETF)

FM Cash Flow Equity ETF (ETF)